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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 15

 Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
        Sections 13 and 15(d) of the Securities and Exchange Act of 1934


                                   000-08894
                             Commission File Number

                              BENJAMIN MOORE & CO.
             (Exact name of registrant as specified in its charter)

                             51 CHESTNUT RIDGE ROAD
                          MONTVALE, NEW JERSEY  07645
                                 (201) 573-9600
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                  COMMON STOCK, PAR VALUE $3.33 1/3 PER SHARE
        (Title of each class of equity securities covered by this Form)

                                      NONE
(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

                         ------------------------------

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]   Rule 12h-3(b)(1)(i)       [X]
     Rule 12g-4(a)(1)(ii)      [ ]   Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(2)(i)       [ ]   Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(ii)      [ ]   Rule 12h-3(b)(2)(ii)      [ ]
                                     Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: 1

                         ------------------------------

          Pursuant to the requirements of the Securities Exchange Act of 1934, Benjamin Moore & Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Dated: January 4, 2001           By: /s/   Donald E. Devine
                                    ________________________________
                                      Name:   Donald E. Devine
                                      Title:  Vice President & Chief
                                              Financial Officer